EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of Phoenix Duff & Phelps Institutional Mutual Funds

In planning and performing our audits of the financial statements of Growth Stock Portfolio and Managed Bond Portfolio(constituting Phoenix Duff & Phelps Institutional Mutual Funds, hereafter referred to as the "Fund") for the year ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 9, 2001





EXHIBIT B:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A special meeting of Shareholders of Phoenix Duff & Phelps
Institutional Funds was held on October 12, 2000 to approve the following matters:

On the record date of October 12, 2000, there were 5,565,853 shares outstanding and 74.59% of the shares outstanding and entitled to vote that were present by proxy.


NUMBER OF VOTES
For       Against     Abstain

1. Approve an Agreement and Plan of Reorganization
which provides for the reorganization of the Fund
into a Delaware business trust.
3,514,992     2,845     633,810

2. Amend the fundamental investment restriction of each
Portfolio regarding diversification.
3,507,191     10,646     633,810

3. Amend the fundamental investment restriction of each
Portfolio regarding concentration.
3,498,079     19,758     633,810

4. Amend the fundamental investment restriction of each
Portfolio regarding borrowing.
3,498,079     19,758     633,810

5. Amend the fundamental investment restriction of each
Portfolio regarding the issuance of senior
securities.
3,498,079     19,758     633,810

6. Amend the fundamental investment restriction of each
Portfolio regarding underwriting.
3,498,079     19,758     633,810

7. Amend the fundamental investment restriction of each
Portfolio regarding investing in real estate.
3,498,079     19,758     633,810

8. Amend the fundamental investment restriction of each
Portfolio regarding investing in commodities.
3,498,079     19,758     633,810

9. Amend the fundamental investment restriction of each
Portfolio regarding lending.
3,498,079     19,758     633,810

10. Amend the fundamental investment restriction of each
Portfolio regarding joint trading.
3,498,079     19,758     633,810

11. Amend the fundamental investment restriction of each
Portfolio regarding pledging of assets.
3,498,079     19,758     633,810

12. Eliminate the fundamental investment restriction of each
Portfolio regarding short sales.
3,498,079     19,758     633,810

13. Eliminate the fundamental investment restriction of each
Portfolio regarding the purchase of securities on margin.
3,498,079     19,758     633,810

14. Eliminate the fundamental investment restriction of each
Portfolio regarding officer or trustee ownership of securities.
3,498,079     19,758     633,810

15. Eliminate the fundamental investment restriction of each
Portfolio regarding investing in warrants or rights.
3,507,191     10,646     633,810

16. Eliminate the fundamental investment restriction of each
Portfolio regarding investing in companies for the purpose
of exercising control or management.
3,498,079     19,758     633,810

17. Eliminate the fundamental investment restriction of each
Portfolio regarding investing in oil, gas or other
mineral leases.
3,498,079     19,758     633,810

18. Eliminate the fundamental investment restriction of each
Portfolio regarding investing in and writing puts,
calls straddles and any combination thereof.
3,498,079     19,758     633,810

19. Eliminate the fundamental investment restriction of each
Portfolio regarding the purchase of illiquid securities.
3,498,079     19,758     633,810

20. Eliminate the fundamental investment restriction of each
Portfolio regarding securities lending.
3,498,079     19,758     633,810